Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus Supplement constituting a part of the Registration Statement on Form N-2 of our report dated February 28, 2020, relating to the financial statements of Daxor Corporation as of and for the year ended December 31, 2019 in that Prospectus and to the financial statements of Daxor Corporation as of and for the year ended December 31, 2018 incorporated by reference and to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ WithumSmith+Brown, P.C.

New York, NY

July 13, 2020